     As filed with the Securities and Exchange Commission on April 25, 2002

                                                      Registration No. 333-32163

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                          -----------------------------
                         Post Effective Amendment No. 1

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                          ----------------------------

                          THE COLONIAL BANCGROUP, INC.

             (Exact name of Registrant as specified in its charter)

         Delaware                             6711                                    63-0661573
(State of Incorporation)            (Primary Standard Industrial          (I.R.S. Employer Identification No.)
                                     Classification Code Number)

    One Commerce Street, Suite 800                                                  (334) 240-5000
      Montgomery, Alabama 36104                                                     (Telephone No.)
(Address of principal executive offices)

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                               William A. McCrary
                              Senior Legal Counsel
                              Post Office Box 1108
                         Montgomery, Alabama 36101-1108
                     (Name and address of agent for service)

                                   Copies to:

                                Willard H. Henson
                     Miller, Hamilton, Snider & Odom, L.L.C.
                         One Commerce Street, Suite 305
                            Montgomery, Alabama 36104

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         The Colonial BancGroup, Inc. ("BancGroup") registered 906,207 shares of its Common Stock on Form S-4, registration no. 333-32163, in connection with the acquisition of First Independence Bank of Florida ("First Independence"), a Florida state bank, including shares of BancGroup Common Stock to be issued pursuant to the exercise of warrants and options of First Independence following the merger. Such registration was declared effective on August 4, 1997.

         A total of 503,932 shares were issued in the merger on October 1, 1997. Subsequent to the merger, BancGroup issued a 2 for 1 stock split, effected in the form of a 100% stock dividend (the "Stock Split"). In accordance with SEC Rule 416(b), the registration statement is deemed to cover the additional shares resulting from the Stock Split. Accordingly, the Form S-4, registration no. 333-32163, is deemed to register a total of 1,812,414 shares of BancGroup Common Stock. Giving effect to the Stock Split, a total of 1,007,864 shares would be deemed to have been issued in the merger and 51,679 shares were issued pursuant to the exercise of First Independence warrants and options after the merger. 10,160 shares remain reserved to be issued pursuant to First Independence options. All First Independence warrants were either exercised or expired under their own terms.

         Pursuant to the undertaking given by BancGroup in such registration statement in accordance with Regulation S-K, item 512(a)(3), BancGroup hereby removes 742,711 shares from registration, which represents the number of shares registered less the number of shares issued in the merger, the number of shares issued pursuant to the exercise of First Independence warrants and options and the number of shares reserved to be issued pursuant to First Independence options.

          BancGroup will file a post effective amendment no. 2 on Form S-8 to this registration statement respecting the issuance of 10,160 shares of BancGroup Common Stock pursuant to First Independence options assumed in the merger and registered on this Form S-4 registration statement.

                                    SIGNATURE

     Pursuant to Regulation S-K, item 512(a)(3) and SEC Rule 478(a)(4), the undersigned registrant hereby executes this post effective amendment no. 1 to its registration statement on Form S-4 to remove from registration certain shares not issued and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 25th day of April, 2002.

                          THE COLONIAL BANCGROUP, INC.

                                 By: /s/ W. Flake Oakley
                                     ---------------------------
                                     W. Flake Oakley
                                     Executive Vice President,
                                     Chief Financial Officer and
                                     Secretary